Exhibit 10.1

ASSET and STOCK TRANSFER AGREEMENT

June 16, 2025

ASSET TRANSFER AGREEMENT

This ASSET and STOCK TRANSFER AGREEMENT (the “Agreement”) is entered into as of June 16, 2025 (“Execution Date”) by and between:

(1)	Niyama Healthcare, Inc., a Delaware corporation, having its registered office at 8 The Green, #21863, Dover, DE 19901, USA (the “Seller” which expression shall unless repugnant to the context or meaning thereof, mean and include its successors and administrators); and

(2)	Healthcare Triangle, Inc., a Delaware corporation, having its principal office at 7901, Stoneridge Drive, Suite 220, Pleasanton, CA 94588, USA, through its wholly owned subsidiary QuantumNexis Inc., (hereinafter referred to as the “Purchaser” which expression shall unless repugnant to the context or meaning thereof, mean and include its successors and administrators).

(The Seller and the Purchaser are individually referred to in this Agreement as a “Party” and together as the “Parties”).

RECITALS:

WHEREAS: the Seller is a provider of Mental Health and Hospital Information Systems technology provider and offer solutions as SaaS headquartered in Dover, Delaware providing solutions – across India, South East Asia, and Europe (the “Business”);

WHEREAS: The Seller wishes to sell, transfer, convey and assign to the Purchaser, and the Purchaser wishes to purchase from the Seller (i) the business, assets, and operations relating to Mental Health SaaS Platform, Software, People and practices (the “Transferred Assets”), and (ii) its 100% shareholder equity interest in Ezovion Solutions Private Limited, Chennai, India - Hospital Information Systems SaaS Provider as Seller’s Equity (the “Transferred Equity”), as a whole and as a going concern in exchange for the Purchase Price (as defined below) to be transferred to the Seller by the Purchaser and subject to the terms and subject to the conditions specified in this Agreement.

WHEREAS: The Purchaser and Seller have passed appropriate board resolutions authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and authorizing their respective representatives to execute all documentation and undertake all actions in relation thereto; and

WHEREAS: The Seller and the Purchaser wish to record in this Agreement the terms of the proposed transfer of the Transferred Assets in consideration for the issuance of the Purchaser Equity by the Purchaser to the Seller.

AGREEMENT:

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. AGREEMENT TO SELL AND PURCHASE

(a) Subject to the other provisions of this Agreement, the Seller hereby sells, conveys, transfers and assigns the Transferred Assets and Transferred Equity of to the Purchaser, as a whole, and as a going concern, free and clear of all liens, encumbrances and adverse claims.

(b) In consideration of the sale and Transferred Assets and Transferred Equity from Seller to Purchaser pursuant to Section 1.01(a) hereof, and as full and complete consideration for such Assets and Transferred Equity, Purchaser shall pay and deliver the Purchase Price in the manner set forth below:

i.	One Million Five Hundred Thousand Dollars ($1,500,000) payable to Seller in cash, of which One Million Two Hundred Thousand Dollars ($1,200,000) is due on the Closing Date, and Three Hundred Thousand Dollars ($300,000) to be paid at the later of the satisfaction of the withholding requirement described in section 3.2 of this agreement or within 120 days of the Closing Date (the “Closing Cash Consideration”), subject to applicable withholding,;

ii.	a number of shares of restricted common stock of the Purchaser equal to $3,000,000 divided by $0.00868 to be issued oon the Closing Date; and

iii.	up to One Million Two Hundred Thousand Dollars ($1,200,000) payable in cash, subject to applicable withholding, as earn-out based on achievement of agreed Year 1 financial targets. Year 1 financial targets to be agreed upon within 90 days of the Closing Date.

For purposes of this Section 1.01(b) and Section 1.01(c), the following definitions shall have the meanings ascribed below:

a.	“Purchase Price” means the aggregate amounts set forth in Section 1(b).

b.	“Trading Day” means a day on which The Nasdaq Stock Market LLC is open for business.

c.	“VWAP” on a Trading Day means the volume weighted average price for the Acquirer’s common stock for such Trading Day as reported by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation.

1.1 Without prejudice to the generality of the foregoing, and subject to Clause 1.4 below, the term “Transferred Assets” as used in this Agreement shall include all assets of the Business involved in cloud and technology domain, including, without limitation, each of the following:

(i) All assets (business contracts, and employees) owned by the Seller identified in Schedule 1.3(i): Transferred Tangible Assets to this Agreement (collectively, the “Transferred Tangible Assets”), free and clear of any liens, pledges, charges, mortgages, defects in title, objections, security interests, claims, options, rights of first offer or refusal, hypothecations, restrictions on transfer, or other encumbrances of any kind (“Encumbrances”)

(ii) all immigration-related interests, obligations and liabilities of the Seller as the original petitioning employer, including but not limited to those obligations, liabilities, and undertakings arising from and under attestations contained in the Labor Condition Applications (LCAs) filed with the U.S. Department of Labor for H-1B petitions filed by the Seller;

(iii) Intangible assets listed and identified in Schedule 1.3 (ii) to this agreement;

(iv) All agreements, contracts, franchises, insurance policies, leases, property licenses, purchase orders, software licenses, software escrow agreements, technology licenses understandings, or arrangements relating to the Seller’s Mental Health, Hospital Information Systems and technology business (“Arrangements”) entered into by the Seller for or in connection with the Seller’s Mental Health, Hospital Information Systems and technology business (“Transferred Contracts”) and listed and identified in Schedule 1.3(iii): Transferred Contracts to this Agreement;

(v) All government and regulatory permits, licenses, concessions, or other similar consents held by the Seller for or in connection with the Seller’s Mental Health, Hospital Information Systems and technology business (“Permits”), if and to the extent such Permits are valid and subsisting on the Closing Date and are capable of being transferred or assigned in accordance with applicable law, as listed and identified in Schedule 1.3(v): Permits to this Agreement;

(vi) The release from employment by the Seller of the employees connected with the Seller’s Mental Health, Hospital Information Systems and technology business, who have been offered employment by the Purchaser as on the Closing Date, who have accepted such employment, and who are identified in Schedule 1.3(vi): Transferred Employees to this Agreement (“Transferred Employees”);

(vii) All business and financial records and documents connected with or relating to the Seller’s Mental Health, Hospital Information Systems and technology business, including vouchers, invoices, books of accounts, tax records, tax returns, notices, filings, and all other documents and records (whether proprietary, confidential or otherwise) used for or in connected with the Seller’s Mental Health, Hospital Information Systems and technology business (“Business Records”), owned, or controlled by the Seller or its agents, including any tax advisors, accountants, auditors or legal advisors.

1.2 Notwithstanding anything contained in any other provision of this Agreement, the Seller’s Mental Health, Hospital Information Systems and technology business specifically and expressly excludes any and all libilities and obligations associated with the Seller’s Business and outstanding on the date hereof, other than those listed on Schedule 1.4: Transferred Liabilities.

2. Transition services agreement (tsa)

2.1 Revenue Collection: Seller shall receive and account for revenues generated by the business operations transferred to Purchaser. All revenues collected by Seller after the date of this agreement through June 30, 2025 on behalf of Purchaser shall be remitted to Purchaser no later than August 15, 2025. Any revenues received by Seller after June 30, 2025 shall promptly be remitted to Purchaser within 5 business days after receipt. Revenues and the related expenses to these businesses will legally belong to the Purchaser after the date of this agreement.  The Seller will simply collect these revenues and pay expenses on behalf of the Purchaser, thereby acting as an agent of the Purchaser.

2.2 Salary Payments: Seller shall process and pay salaries, wages, and benefits for employees transitioning to Purchaser during the transition period.

2.3 Transition period is defined as the period beginning immediately after the signing of this agreement and and ending on August 15, 2025.

3. TAX MATTERS AND OTHER COSTS

3.1 The Purchaser shall issue the Purchaser Equity to the Seller, in accordance with Clause 2 of this Agreement, for a transfer of the Transferred Assets, as a whole and on a going concern basis only, and accordingly the Parties agree that no goods and services tax, sales tax or customs duty or similar tax, or surcharge thereon shall be payable by the Purchaser to the Seller in connection with the sale of the Transferred Assets. If any goods and services tax, sales tax or customs duty or similar tax, or surcharge thereon is payable on the sale of the Transferred Assets, then such tax (other than any tax on the Seller’s income or the Seller’s capital gains) shall be borne by the Seller.

3.2 Where any tax is required to be withheld or deducted at source on any payment by any Party pursuant to this Agreement, the payor shall be entitled to withhold or deduct the same at source, as required by law, provided that the payor shall issue the recipient thereof with necessary certificates of such withholding or deduction at source in accordance with applicable law, and within the time periods stipulated.

3.3 The Seller shall bear all income and capital gains taxes payable by the Seller on account of the sale of the Transferred Assets pursuant to this Agreement.

3.4 The Purchaser shall bear the applicable taxes levied by any authorities whatsoever payable in connection with any deed or document required to be executed in relation to the conveyance or assignment, as the case may be, of any property included in the Transferred Assets.

3.5 Each Party shall bear the costs and charges of its own professional and legal advisors.

4. CLOSING

4.1 Closing shall take place at the Seller’s place of business on June 04, 2025, at 5:00 pm PST.

4.2 At Closing, the Seller shall execute and deliver the Assignment Deed, in substantially the form attached as Exhibit B hereto.

4.3 At Closing, the Parties shall complete each of the actions and steps required to complete the sale of the Transferred from the Seller to the Purchaser and the issuance of Purchaser Equity to Seller.

5. REPRESENTATIONS AND WARRANTIES

5.1 Each Party represents and warrants to the other as follows.

(i) It has all requisite power and authority to enter into and perform all its obligations under this Agreement.

(ii) It has taken all actions, obtained all regulatory, corporate and contractual authorizations, and submitted all notices or filings required to be submitted, for it to validly enter into this Agreement and perform all its obligations under this Agreement.

(iii) The execution and delivery of, or the performance of obligations under, this Agreement do not violate or conflict with any statute, rule, regulation, directive, other law, judgment, order, decree or award applicable to it or to any provision of its constituent documents, or any agreement, contract, promise, covenant, undertaking, representation or warranty, applicable to or made by it.

(iv) This Agreement constitutes legal, valid and binding obligations, enforceable against it in accordance with its terms.

5.2 The Seller hereby represents to the Purchaser, that to the best of its knowledge, each of the Representations set out in Schedule 5.2: Representations to this Agreement is true, materially accurate, and not misleading, as on the date of this Agreement and as on the Closing Date. Provided that such Representations are made subject to the following:

(i) The Representations are qualified to the extent such qualifications have been expressly set out in the disclosure schedule set out in Disclosure Schedule to this Agreement (“Disclosure Schedule”), in substantially the form attached as Exhibit C hereto;

(ii) Where any Representation is stated to be made to the Seller’s best knowledge, or where any Representation is similarly qualified, such Representation has been

(iii) made and shall be deemed to have been made after the exercise of reasonable diligence by the Seller;

(iv) Any Representation made expressly as of a specific date is true and correct as of that specific date only;

(v) Any Representation that addresses any specific circumstances or facts does not allow recourse to a general statement;

(vi) Each Representation is separate and independent and, save as expressly provided to the contrary, shall not be limited by inference from any other Representation or any other term of this Agreement.

5.3 The Seller shall not do, allow or procure to be done, any act or omission that would constitute a breach of any Representation, or that would make any Representation false, incomplete, inaccurate or misleading if they were so given.

5.4 The Seller covenants to disclose promptly to the Purchaser in writing, immediately upon becoming aware of the same, any matter, event, or circumstance (including any omission to act) that may arise or become known between the date of this Agreement and the Closing Date and that would render any Representation to be inaccurate or incomplete or that relate to the occurrence of any material adverse event.

6. CONFIDENTIALITY

6.1 For purposes of this Agreement, Confidential Information means all scientific, technical, trade, financial or business information or materials that are either proprietary or not publicly known that any Party (Discloser) may from time to time disclose or otherwise make available to the other Party (Recipient) in connection with or pursuant to this Agreement. Without prejudice to the generality of the foregoing, Confidential Information includes the provisions of this Agreement, and information and materials related to any activities of the Discloser whether or not such information is marked or identified as confidential or proprietary. Provided that in relation to any and all Confidential Information connected in any manner with the Transferred Assets, the Seller shall be deemed the Discloser of such Confidential Information prior to the Closing Date, and the Purchaser shall be deemed the Discloser of such Confidential Information after the Closing Date (notwithstanding the earlier disclosure of such information by the Seller to the Purchaser).

6.2 Notwithstanding anything contained in Clause 6.1, Confidential Information shall not include information that:

(i) at the time of disclosure, is known publicly or thereafter becomes known publicly through no fault attributable to the Recipient;

(ii) becomes available to the Recipient from a third party that is not legally prohibited from disclosing such information, provided such information was not acquired from the Discloser;

(iii) was developed by the Recipient independently of information obtained from the Discloser, as shown by the Recipient’s written records that predate the receipt of such information from the Discloser;

(iv) was already known to the Recipient before receipt from the Discloser, as shown by the Recipient’s written records that predate the receipt of such information from the Discloser; or

(v) is released with the prior written consent of the Discloser.

6.3 A disclosure of Confidential Information made by or on behalf of the Discloser, including by its employees, agents, consultants, affiliates or associates, as well as disclosure by any means (whether written or oral) or through any medium, and any disclosure made prior or subsequent to the date of this Agreement shall be deemed to be a disclosure of Confidential Information for purposes of this Agreement.

6.4 Each Discloser hereby represents, warrants and covenants that it is entitled to and will be entitled to disclose all Confidential Information disclosed pursuant to or in connection with this Agreement.

6.5 The Recipient hereby covenants to do each of the following for a period of two (2) years following the earlier of (a) the Closing Date or (b) the expiry or termination of this Agreement for any reason:

(i) Keep all Confidential Information in strict confidence, with at least the same level of care as it applies to keeping its own personal, financial or proprietary information confidential, and in any event no less than reasonable care to prevent the unauthorized disclosure or use of any Confidential Information;

(ii) Not use, modify, create any derivative works from, or otherwise deal in any Confidential Information, except when the Recipient is required to do so solely in connection with this Agreement, and then only as specified by the Discloser;

(iii) Not disclose any Confidential Information to any other persons or entities except persons who need access to the Confidential Information in connection with this Agreement, and who are bound by equivalent obligations of confidentiality; and

(iv) Notify the Discloser in writing immediately upon discovery of any unauthorized use or disclosure of any Confidential Information and reasonably cooperate with the Discloser to prevent any unauthorized disclosure or use of the Confidential Information and to mitigate any losses arising from such unauthorized disclosure or use.

Provided that if the Recipient is required to disclose any Confidential Information by reason of a legal requirement or by the order of a judicial or administrative authority or by the listing requirements of a recognized stock exchange on which the securities of the Recipient are publicly traded, the Recipient, to the extent reasonably practicable, shall send to the Discloser prior notice of such requirement in order to allow the Discloser reasonable opportunity to oppose such process or to obtain protective or confidential treatment of the Confidential Information, and to the extent that a protective order or other legal protection is not obtained by the Discloser, the Recipient shall disclose only that portion of the information that is legally required to be disclosed.

6.6 Subject to the other provisions of this Clause 6, the Recipient shall be liable for any breach of its covenants in Clause 6.5 by any person to whom any Confidential Information is disclosed or provided by the Recipient, and the Recipient undertakes to take any and all necessary actions, at its own cost and expense, to prevent or remedy such breach.

6.7 Upon expiration or termination of this Agreement or earlier upon receipt of a written request from the Discloser, the Recipient shall cease all use of the Confidential Information and promptly return to the Discloser all documents and materials of the Discloser that relate to or contain any Confidential Information without retaining copies thereof, except for one (1) copy that may be made and retained by the Recipient solely for record-keeping and purposes of assuring continued compliance with its obligations under this Agreement.

6.8 Unless otherwise expressly provided in this Agreement, the disclosure of Confidential Information shall not of itself grant the Recipient any right, title or interest in the Confidential Information, except the limited right to use the Confidential Information solely for the purposes specified pursuant to and in accordance with this Agreement.

6.9 The Recipient acknowledges and agrees that the Discloser is not making and shall not be deemed to have made any implied representations or warranties regarding the accuracy or completeness of any Confidential Information, but nothing contained in this Clause 6 shall affect any Representation or any other express representation or warranty made with regard to the accuracy or completeness of any Confidential Information.

6.10 The Parties agree that in addition to any other rights or remedies available under this Agreement, in the event of any breach or any threatened breach of any obligations under this Clause 6 where such breach or threatened breach is in any way attributable to the Recipient, monetary damages do not provide a sufficient remedy, and the Discloser shall be entitled to an injunction restraining and to seek specific performance by the Recipient of any obligation under this Clause 6.

7. INDEMNIFICATION

7.1 Subject to the other provisions of this Clause 7, from and after the Closing, the Seller shall indemnify the Purchaser and save and hold the Purchaser harmless against any and all judgments, awards, liabilities, losses, costs or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors, actually incurred, whether involving a dispute solely among the Parties or otherwise, and any costs, including reasonable fees and expenses of attorneys, accountants and other professional advisors, incurred in investigating, defending or settling any claim, action or cause of action (“Losses”) suffered, incurred or paid, directly or indirectly, by any of them as a result of, arising out of or related to any third party claims made against the Purchaser as a result of:

(i) any failure of any Representation of the Seller, in each case as qualified and modified by the relevant Disclosure Letter, to be true and correct in all material respects, in accordance with the provisions hereof; and/or

(ii) any breach of any covenant by the Seller in this Agreement

(iii) the conduct of the businesses of the Seller or Ezovion Solutions Private Limited, Chennai prior to the Closing Date,.

7.2 The Representations contained in this Agreement, including the Disclosure Schedule and any document delivered pursuant to this Agreement, shall survive Closing until the date that is twenty-four (24) months after the Closing Date.

8. TERMINATION

This Agreement may not be terminated except by mutual consent of the Parties recorded in writing and then only on such terms as shall be recorded.

9. MISCELLANEOUS

9.1 The section and clause headings and captions used in this Agreement are for convenience and identification only; otherwise, they form no part of this Agreement and do not affect its interpretation or construction.

9.2 References to sections, clauses or schedules without further specification are references to sections and clauses of this Agreement.

9.3 References to this Agreement include all sections, clauses and schedules in this Agreement and all recitals to this Agreement, as amended from time to time in writing by the Parties in accordance with the provisions of this Agreement.

9.4 Any reference to a statute or any provision of a statute includes a reference to that statute or provision and any rule, regulation, notification, circular, or direction made or issued pursuant to that statute or provision, as may be from time to time modified or re-enacted, whether prior to or after the date of this Agreement.

9.5 References to the singular include references to the plural and vice versa.

9.6 Words denoting one grammatical gender include references to all grammatical genders.

9.7 When the term “include”, “including” or “including in particular” is used in this Agreement, such use means “include without limitation”, “including without limitation” and “including in particular and without limitation” respectively.

9.8 The laws of the State in California shall govern all matters arising out of or relating to this Agreement, including, its validity, interpretation, construction, performance, expiry, termination and enforcement.

9.9 Any controversy, claim, or dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be settled by arbitration administered by the American Arbitration Association in accordance with its arbitration rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A notice of, or request for, arbitration will not operate to stay, postpone or rescind the effectiveness of any demand for performance.

9.10 Subject to the provisions of Clause 9.9, the Parties hereby confirm that the courts in Alameda County, California have jurisdiction over the Parties in connection with this Agreement.

9.11 Any notice, communication, document or other instrument required to be given under this Agreement shall be in writing and given by sending it by recognized courier with acknowledgement of receipt requested, or by electronic mail to the addresses specified below, or such other addresses as have been previously notified by each Party to the other in accordance with the provisions of this Clause 9.11.

IF TO THE PURCHASER:

Healthcare Triangle, Inc.

Address: 7901 Stoneridge Dr, Suite 220

Pleasanton, CA 94588, USA

Attn: David Ayanoglou

Tel.: 708-289-5111

Email: <david.a@healthcaretriangle.com>

IF TO THE SELLER:

Niyama Healthcare, Inc.

Address: 8 The Green, #21863, Dover,

DE 19901, USA

Attn: Viswanathan Meenakshi Sundaram

Email: sundar@niyama.ai

Any notice, direction or other instrument required or permitted to be given under this Agreement shall be deemed to have been validly and effectively given (i) if sent by recognized courier with acknowledgement of receipt requested, then on the date of such delivery or receipt if such date is a working day in the city where the recipient’s address is located or otherwise on the next working day, or (ii) if transmitted by electronic mail, then on the working day (in the city where the recipient’s address is located) following the date of transmission.

9.12 This Agreement contains all the promises, agreements, conditions and understandings between the Parties with respect to the subject matter of this Agreement, and supersedes all prior or contemporaneous promises, agreements, conditions and understandings, whether oral or written, with respect to such subject matter.

9.13 Each Party agrees to execute and deliver all further instruments and documents and to perform all other acts that may be reasonably necessary or expedient to further the purposes of this Agreement. Each Party will not, directly or indirectly, permit or condone any action or engage in any omission or inaction that might cause any undertaking or covenant, or any representation or warranty not to be satisfied or fulfilled, including any action or inaction that might cause any undertaking, covenant, representation or warranty not to be true, correct and accurate during the term of or the term required under this Agreement.

9.14 This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing a counterpart, and a delivery by email to the other Party of a scanned copy of any such executed counterpart shall be deemed to constitute delivery of the original counterpart.

9.15 No amendment of, supplement to or suspension of this Agreement shall be effective unless it is in writing and duly executed by both Parties.

9.16 No Party, without the prior written consent of the other Party, may assign to any other person any of its rights, or delegate or sub-contract to any other person, the performance of any of its obligations arising under or related to this Agreement.

9.17 This Agreement binds and benefits the successors and permitted assigns of each Party. Without prejudice to the foregoing, this Agreement does not confer any enforceable rights or remedies upon any person other than the Parties.

9.18 Nothing in this Agreement shall or shall be deemed to constitute a partnership between the Parties or to constitute any Party as the agent of the other Party for any purpose.

9.19 A Party shall not make or publish any announcement or press release concerning or connected with this Agreement, without the prior written consent of the other Party, unless otherwise required by law.

9.20 No provision of this Agreement shall be construed against a Party on the ground that it or its agents or advisors drafted such provision.

9.21 If any provision of this Agreement should be or become entirely or partly invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be regarded as replaced by such valid and enforceable provision that as closely as possible reflects the economic purpose that the Parties hereto had pursued with the invalid or unenforceable provision.

[The remainder of this page has been deliberately left blank. The signature page and schedules follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the day and year first written above.

SELLER:

Niyama Healthcare, Inc.

By:	/s/ Viswanathan Meenakshi Sundaram
Name:	Viswanathan Meenakshi Sundaram
Title:	Co-Founder and President

Address: 8 The Green, #21863, Dover, DE 19901, USA
Email: sundar@niyama.ai

PURCHASER:

HEALTHCARE TRIANGLE, INC.

By:	/s/ David Ayanoglou
Name:	David Ayanoglou
Title:	Chief Financial Officer

Address: 7901 Stoneridge Dr,
Suite 220, Pleasanton, CA 94588
Email: david.a@healthcaretriangle.com

EXHIBIT A

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF

SERIES B CONVERTIBLE PREFERRED STOCK

EXHIBIT B

FORM OF ASSIGNMENT DEED

This Assignment Deed (Deed) is made on June 04, 2025, by Niyama Healthcare Inc. (Assignor), a company incorporated under the laws of Delaware, in favor of Healthcare Triangle, Inc., a Delaware corporation, (Assignee).

WHEREAS, on June 04, 2025, the parties above-named entered into an Asset Transfer Agreement (Agreement), whereby in connection with the sale of the Transferred Assets (as defined in said Agreement) on a going concern, the Assignor agreed to sell, convey, transfer and assign to the Assignee, the following, inter alia, in accordance with and subject to the terms and conditions specified in the Agreement: Transferred Contracts, Transferred Future Contracts, Permits, Transferred Employees, and Business Records.

AND WHEREAS, in accordance with said Agreement and for the consideration specified therein, the Assignor hereby effects such sale, conveyance, transfer and assignment of the Transferred Contracts, Transferred Future Contracts, Permits Transferred Employees, and Business Records to the Assignee.

NOW, THEREFORE, THIS DEED WITNESSETH AS FOLLOWS:

1.	By these presents, and to the extent permitted by applicable law or the underlying Permit, Transferred Contract or Transferred Future Contract, the Assignor hereby sells, transfers, conveys and assigns to the Assignee, all its right, title and interest in the Permits, Transferred Contracts and the Transferred Future Contracts, in accordance with the provisions of the Agreement, including full power to cause the Assignee’s name to be substituted for the Assignor’s name in connection therewith and to deal with the same in such manner as the Assignee deems fit.

2.	By these presents, the Assignor hereby sells, transfers, conveys and assigns, as applicable, to the Assignee, all its right, title and interest in and to the Transferred Contract or Transferred Future Contract and the Business Records, in accordance with the provisions of the Agreement, including full power to cause the Assignee’s name to be substituted for the Assignor’s name in connection therewith and to deal with the same in such manner as the Assignee deems fit.

3.	The Assignor hereby covenants to do all such acts and things and execute all other necessary documents and depose to or provide any declarations or oaths and render all assistance to the Assignee as may be necessary or desirable for the Assignee to protect, establish, vest or enforce the Assignee’s right, title and interest in respect of all or any of the foregoing, sold, conveyed, transferred, or assigned, as the case may be, pursuant to this Deed.

4.	The Assignor hereby undertakes to not publish, release or in any way make available to third parties any of the foregoing or any documents or other records connected therewith without the prior written consent of the Assignee, unless required to do so by law or the order of a court or governmental authority.

5.	The Assignor hereby confirms and covenants that on and from the date of this Deed, it does not and shall not retain any rights, title or interest in any of the foregoing or any documents or other records connected therewith, except for the right to retain one (1) photocopy thereof solely for the purposes of record keeping and ensuring compliance with the provisions of this Deed and the Agreement.

6.	All terms used in this Deed and not defined herein shall have the meanings specified in the Agreement.

7.	This Deed and all matters connected with or related to this document shall be subject to the provisions of the Agreement, which provisions are hereby incorporated into this Deed by reference.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the day and year first written above.

ASSIGNOR:

Niyama Healthcare, Inc.

By:	/s/ Viswanathan Meenakshi Sundaram
Name:	Viswanathan Meenakshi Sundaram
Title:	Co-Founder and President

Address: 8 The Green, #21863, Dover, DE 19901, USA
Email: sundar@niyama.ai

AGREED AND ACKNOWLEDGED:

ASSIGNEE:

HEALTHCARE TRIANGLE, INC.

By:	/s/ David Ayanoglou
Name:	David Ayanoglou
Title:	Chief Financial Officer

Address: 7901 Stoneridge Dr., Suite 220
Pleasanton, CA 94588
Email: david.a@healthcaretriangle.com

SCHEDULE 1.3(i)

TRANSFERRED TANGIBLE ASSETS

Not applicable.

SCHEDULE 1.3(ii)

TRANSFERRED INTANGIBLE ASSETS

Separate list Attached.

SCHEDULE 1.3 (III)

TRANSFERRED CONTRACTS

Separate List Attached.

SCHEDULE 1.3 (IV)

FUTURE TRANSFERRED CONTRACTS

Not applicable

SCHEDULE 1.3 (V)

PERMITS

Not Applicable.

SCHEDULE 1.3 (VI)

TRANSFERRED EMPLOYEES

Separate List Attached.

SCHEDULE 1.3 (VII)

Not applicable

SCHEDULE 1.4 (VII)

TRANSFERRED LIABILITIES

None.

SCHEDULE 5.2

REPRESENTATIONS

Subject to the provisions of the Agreement, the Seller represents to the Purchaser that subject to the provisions of the Disclosure Schedule, each of the following statements is true, materially accurate and not misleading, and that no material information has been withheld that would affect any Representation.

1. Organization, Authorization and Good Title

1.1. The Seller is validly existing under the laws of Delaware with full power and authority to own, transfer, sell or take on lease its properties and to conduct its business in the manner and in the places where such properties are owned or taken on lease or where such business is conducted by the Seller.

1.2. The Seller has the full legal right, power and all authority and approval required to enter into, execute and deliver this Agreement and all documents connected therewith or contemplated therein (collectively, the “Transaction Documents”), and to perform fully each of their obligations under the Transaction Documents.

1.3. The Transaction Documents do not and will not conflict with the Seller’s constituent documents or any authorizations obtained to enter into, execute and deliver the Agreement or any other Transaction Documents or to perform fully the Seller’s obligations under the Transaction Documents.

1.4. The execution and delivery by the Seller of the Transaction Documents and the consummation by the Seller of the transactions contemplated therein have been validly authorized by all necessary approvals, consents, waivers, declarations, authorizations, notices and filings, other than as contemplated under the Agreement, and except as required by the Agreement, no other approvals, consents, waivers, declarations, authorizations from, notices to or filings with any person, trust, entity, association of persons, government agency, or authority is necessary to authorize execution and consummation of the Transaction Documents.

1.5. The Transaction Documents have been duly executed and delivered by the Seller and are, upon such execution and delivery, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

1.6. The Transaction Documents executed and delivered by the Seller (including any Transaction Documents to be executed and delivered at or after Closing) will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will effectively vest in the Purchaser title to, and ownership of, the Transferred Assets, including all the Transferred Tangible Assets, Transferred Contracts, Future Transferred Contracts, Permits, Knowhow, IP and Goodwill, and Business Records and all other rights and interests to be transferred to the Purchaser pursuant to and as contemplated by the Transaction Documents, as contemplated under the Agreement.

2. Transferred Assets

2.1. The Transferred Assets are adequate for purposes of conducting the Seller’s Mental Health, Hospital Information Systems and technology business as currently conducted and the uses to which they are being put.

2.2. There is no pending litigation filed by or against the Seller, with respect to any ownership, leasehold or any other rights or interests affecting the Transferred Assets, and no claim that could give rise to such litigation or proceedings has been received, and to the Seller’s best knowledge, no such claim or litigation is threatened.

2.3. All Transferred Assets have been maintained in the ordinary course of business to meet the operational requirements of the Seller’s Mental Health, Hospital Information Systems and technology business.

2.4. The Transferred Assets are held and operated as per valid licenses, to the extent such Transferred Assets are used under license.

2.5. No government agency, instrumentality or authority has initiated any proceedings for recovery of any amounts or dues of a public nature in respect of any Transferred Assets or any part thereof or otherwise against the Seller in connection therewith.

2.6. The Seller has not received any notices, from any governmental authorities for acquisition or public use or the grant of any rights in respect of any Transferred Assets or any part thereof.

2.7. The Seller has not received notification that the Seller is in violation of any applicable zoning, health or other law in respect of the Transferred Asstes, including any leased or licensed premises.

2.8. Each lease, license or other immoveable property-related Arrangement to which the Seller is a party in respect of the Seller’s Mental Health, Hospital Information Systems and technology business, is valid and enforceable against the other parties thereto, and all stamp duties and registration charges in respect thereof have been paid. All other payments required to be made by the Seller pursuant to such agreement have been duly paid and no material breach or default has occurred or is continuing under any such agreements.

2.9. The Seller has paid all taxes, charges, assessments, levies and similar amounts due and payable by the Seller in respect of all premises used for the Seller’s Mental Health, Hospital Information Systems and technology business, and to the Seller’s best knowledge, no government agency, instrumentality or authority has initiated any proceedings for recovery of land revenue, rents or other taxes and dues of a public nature in respect of such premises or any part thereof.

3. Encumbrances and Liabilities

3.1. The Seller has not provided any letter of comfort or made any representation or given any undertaking to any person in respect of the obligations or solvency of any person or in support of or as an inducement to or otherwise in connection with the availing of financial assistance from any person with respect to the Transferred Assets.

3.2. The consummation of the transactions contemplated under this Agreement will not affect the operation of the Transferred Assets or the Purchaser’s use of any utilities or otherwise breach or contravene the provisions of any agreements related to the use of any utilities connected with the Transferred Assets.

4. Transferred Contracts

4.1. All original Transferred Contracts available with the Seller have been delivered to the Purchaser as on the Closing Date and are valid, subsisting agreements, in full force and effect and binding upon the parties thereto and the Seller has paid in accordance with their terms and has satisfied in full, and is not in default under any of them nor, to the Seller’s best knowledge, is any other party to any such Transferred Contract in default thereunder.

4.2. The Seller has not received any notice of default in relation to any Transferred Contract. No condition exists that, with notice or lapse of time or both, would constitute a default under any Transferred Contract, such as to constitute or result in a material adverse effect on the Seller’s Mental Health, Hospital Information Systems and technology business.

4.3. The Seller is not a party to or bound by or subject to any Transferred Contract affecting the Seller’s Mental Health, Hospital Information Systems and technology business, which would reasonably be expected to cause a material adverse effect on the Seller’s Mental Health, Hospital Information Systems and technology business.

4.4. The Seller has not received from a party to a Transferred Contract, any stop work order, cure notice, show cause notice or notice of termination.

4.5. Confidential Information of third parties that has been provided to or used by the Seller in connection with the Seller’s Mental Health, Hospital Information Systems and technology business has been kept confidential and has not been disclosed to other persons except in the ordinary course of business and then only in accordance with all duties owed to the providers of such confidential information.

4.6. The Seller has not received any notice alleging the breach of any data protection obligations applicable to the Business.

4.7. In respect of each transferable license included as part of the Transferred Contracts all license fees due thereon have been duly paid, and all material conditions have been duly complied with and there are no grounds on which such licenses might be terminated.

5. Permits, Regulatory Compliance and Business Records

5.1. The Seller has or has applied to renew all material Permits required to carry on the Business, and each such material Permit is valid and subsisting and has not been revoked, cancelled, terminated or lapsed.

5.2. The Seller has paid all fees due and payable in respect of all material Permits, has complied with all material conditions specified therein, and to the Seller’s best knowledge, there are no grounds on which such authorizations, licenses, permits and approvals might be terminated.

5.3. The Seller has materially complied with all laws applicable to the Business, including the terms of Permits, and there is no act, omission, event or circumstance that could reasonably be expected to give rise to any action, suit, claim, demand, complaint, hearing, investigation, demand letter, warning letter, show cause notice, or proceeding which the Purchaser could be made liable for on account of the Seller’s Mental Health, Hospital Information Systems and technology business.

5.4. The Seller has not received any notice specifying that the Seller is subject to any pending or threatened claim incurred or imposed or based upon any provision of applicable law or regulation materially affecting the Seller’s Mental Health, Hospital Information Systems and technology business, including any environmental, health or pollution control law.

5.5. No investigation or procedures related thereto are pending with respect to any, actual or alleged material violation of any applicable law by the Seller.

5.6. The Seller has not been suspended or debarred from doing business by any governmental authority or declared ineligible for executing any contract with any governmental authority.

5.7. The Seller has not submitted to any governmental authority any inaccurate, untruthful, or misleading proposal, report, claim, document or any other information.

5.8. All records of Seller’s Mental Health, Hospital Information Systems and technology business have been maintained in a consistent and complete manner and no materials transactions or dealings have been undertaken in relation to the Seller’s Mental Health, Hospital Information Systems and technology business that are not appropriately reflected in the Seller’s records.

6. Transferred Employees

6.1. All key employees of the Seller’s Mental Health, Hospital Information Systems and technologycloud and technology business have been identified as Transferred Employees and named in Schedule 5: Transferred Employees to this Agreement.

6.2. The Seller has materially complied with all laws relating to employee conditions of work (including applicable standing orders), employee benefits, and health and safety (including in relation to contract workers, to prevention of workplace sexual harassment, and to redress of complaints, if any, in relation thereto) in respect of the Seller’s Mental Health, Hospital Information Systems and technology business.

6.3. There are no recognized or other trade unions associated with the Seller or the Seller’s Mental Health, Hospital Information Systems and technologycloud and technology business or any part thereof.

6.4. There are no pending labor or industrial proceedings, disputes or claims connected with or affecting the Seller’s Mental Health, Hospital Information Systems and technology business and to the Seller’s best knowledge no such proceedings, disputes or claims are anticipated.

6.5. There have been no strikes, labor unrest or union negotiations affecting the Seller’s Mental Health, Hospital Information Systems and technology business as of the date hereof.

6.6. To the Seller’s best knowledge, no Transferred Employee is party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that adversely affects or restricts the performance of such Transferred Employee’s duties as an employee of the Purchaser after Closing.

6.7. As on the date of this Agreement, the Seller has not received any information or notice that any Transferred Employee intends to terminate his or her employment with the Seller after the date of the Agreement and prior to the Closing Date.

7. Insurance, Litigation and other Proceedings

7.1. The Seller has obtained and maintains insurance policies relating to the Seller’s Mental Health, Hospital Information Systems and technology business to the extent required under applicable law.

7.2. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information, pending or, to the best knowledge of the Seller, threatened with respect to, against or affecting the Seller’s Mental Health, Hospital Information Systems and technology business, or seeking to prevent or delay the transactions contemplated in the Agreement, and no notice of any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information involving or relating to any of the foregoing has been received by the Seller.

7.3. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other governmental authority, by arbitration or otherwise) against the Seller’s Mental Health, Hospital Information Systems and technology business.

7.4. There is no dispute, conflict, claim or challenge relating to the Seller’s Mental Health, Hospital Information Systems and technology business that is reasonably expected to result in the creation of an Encumbrance against any of the Transferred Assets.

8. Taxation

8.1. The Seller has paid or accrued for all taxes relating to the Transferred Assets that are due and payable as of the date of this Agreement and as of the Closing Date.

8.2. The Seller has materially complied with all applicable laws, rules and regulations concerning the withholding and payment of taxes relating to the Transferred Assets and has timely collected or withheld and paid over to the proper governmental authority all amounts required to be so collected or withheld and paid over, if any, for all periods up to (but not including) the date hereof to the extent such amounts are required to be collected or withheld and paid over before such date.

8.3. The Seller has not received any notices, demands for payment of penalties, written rulings of any tax authority or any assessment order from any tax or governmental authority and has not entered into any settlement for payment of taxes or penalties with any tax authority relating to the Transferred Assets or any part thereof.

8.4. To the Seller’s best knowledge, no claim has been made by an authority in a jurisdiction where the Seller does not file tax returns that the Seller is or may be subject to taxation by that jurisdiction with respect to the Transferred Assets or any part thereof.

8.5. There are no Encumbrances for taxes upon any assets of the Seller, which would have an effect on any of the Transferred Assets, or the Purchaser on or after the Closing Date.

EXHIBIT C

DISCLOSURE SCHEDULE

Disclosures in this Disclosure Schedule are to be taken as relating to and qualifying all of the Representations, including the Representations specifically identified in the table below. The references in the table below to Representation Paragraphs are to the paragraph numbers in Schedule 5.2: Representations to this Agreement.